UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
JANET E. GROVE

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

Item 1: On June 13, 2016, 13DMonitor.com issued the following article, which includes certain statements made by James A. Mitarotonda, Chairman and Chief Executive Officer of Barington Capital Group, L.P., with respect to the Company:

THE ACTIVIST REPORT

Volume 6 Issue 6	June 2016

10 Questions with James Mitarotonda

Mr. Mitarotonda, is the Chairman of the Board, President and CEO of Barington Capital Group, L.P., a fundamental, value-oriented activist investment firm. Mr. Mitarotonda currently serves as a director of A. Schulman Inc., OMNOVA Solutions Inc. and Barington/Hilco Acquisition Corp. He is also a director and Chairman of the Board of The Eastern Company. Mr. Mitarotonda is a former director of The Jones Group Inc., The Pep Boys – Manny, Moe & Jack, Register. com, Inc., Gerber Scientific, Inc., Griffon Corporation, Ameron International Corporation, Ebix, Inc. and Sielox, Inc., among other companies. Mr. Mitarotonda received an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business) and a B.A. in economics from Queens College, where he is currently a member of the Board of Trustees.

13DM: Barington is a longtime activist that is respected in the activist world but not as well-known outside of followers of activism. Tell us a little about your fund and how you approach activism.

JM: I started our Fund in January 2000. The core of our strategy has always been to invest in fundamentally undervalued companies that we are convinced can appreciate significantly in value as a result of improvements in their operations, corporate strategy, capital allocation and corporate governance. Our approach is in many ways similar to that of private equity – we seek to partner with the management teams and boards of the companies we invest in to assist them in implementing the changes we believe are necessary. Our desire is to be supportive, long-term investors, and our preference is to collaborate privately with companies.

If we feel that the CEO and the Board of a company are not truly open to constructive input, we will take our ideas directly to shareholders and may nominate directors for election to the board if we think it is necessary. That was the case, for example, at The Children’s Place, The Eastern Company, and most recently at Chico’s, where we felt that we had made insufficient progress through private engagement. Given our reputation and track record, this infrequently happens. To date, we have only had to run six proxy contests in our 16-year history.

13DM: You have been an activist well before the strategy was in vogue. Tell us about how activism has changed over the past 15 years.

JM: I believe that activism, as practiced by experienced investors, has changed little over the past 15 years. While the term “activist investor” was not widely used when I started Barington 16 years ago, we said back then the same thing we say now: that our goal is to invest in undervalued companies and become actively involved with these companies – whether through board service or private engagement with management.

There have always been undervalued companies that would benefit from thoughtful insight and suggestions, and as a “part owner” of a company, we have always felt that we have the right to share our views with management and the board. What has changed is that institutional investors, as well as the marketplace as a whole, have become more receptive to the proposals of thoughtful activists and the positive contributions we can make.

13DM: Unlike many activists, you seem to do fewer engagements but with a very high success rate. Is this a concerted decision? How does your process work?

JM: We are highly selective in our investment targets. We frequently spend six to nine months researching a new opportunity before we invest. We also spend a considerable period of time working with our advisory board members and network of industry experts to design a plan to unlock a company’s value potential.

Over our sixteen-year history, we have invested in over 100 companies and pursued activist campaigns at almost sixty of them. That’s three to four campaigns each year. Given our lengthy holding period and our concentrated portfolio of approximately twelve positions, each year we expect to monetize several investments and initiate several new ones.

13DM: You have had success where many other activists have failed – in the small cap arena. What are the pros and cons of small cap activism?

JM: We have invested in companies ranging in market capitalization from $100 million to $6.5 billion – the largest one being Darden Restaurants. One of the key advantages of investing in small to mid-cap companies is that they can at times trade well below their intrinsic value due to a wide variety of factors, including smaller institutional ownership and less sell-side coverage. On the negative side, small cap companies are less likely to have multi-segment structures or excessive corporate overhead that tends to build up at larger companies. Some larger companies have a greater opportunity to sell or spin-off non-core assets or businesses and to eliminate bloated infrastructure.

13DM: You have also had great success without having to acquire a large percentage of the company’s common stock. Is this something that was possible 10 years ago?

JM: Over our history, we have accumulated stakes that have averaged approximately 2.5% in size. We have always believed that if we have a thoughtful, well-researched plan, we can be successful in persuading a board to adopt it regardless of the size of our stake. It has been our experience that institutional investors and the market as a whole are more influenced by well-conceived ideas than the “brawn” of an activist investor.

13DM: While activism has become much more accepted by institutional investors over the past ten years, corporate America is still not that accepting. In fact, the U.S. Chamber of Commerce recently formed an anti-activist coalition. What is your experience with directors and CEOs when you take a board seat at a company?

JM: The vast majority of corporate board elections are uncontested. When a board is looking to add one or more new directors, the nominating committee conducts a search, interviews the top candidates as if it were a job interview, and selects their favorites. The CEO often plays a key role in the selection process, as we have seen recently in the case of Chico’s. Can you imagine if our political system operated this way? The current members of Congress would be selecting new representatives for us - subject to the President’s input - and voters would then have the opportunity to rubber stamp the decision. Clearly that is not a democratic system that we should accept.

We find that when we propose new directors for a company, we spark a healthy debate about what is best for the shareholders. We are not reluctant to challenge the current board or the current CEO. The relationship may appear to be confrontational at times, but we are solely focused on improving shareholder value, and we usually find that we can reach a common ground. We also find that once we get on a board, we are able to build bridges quickly. Directors and members of senior management respect our focus on the issues, and we are experienced at finding ways to work together to determine the best path forward. The proof is the large number of former CEOs and directors that originally sat “across the table” from us that are now part of our network of industry experts.

13DM: Activists are often accused of being short term investors and sacrificing the long term benefit of companies for their short term interests. What is your view on this and the short-term, long-term debate?

JM: We have a two to five-year investment time horizon because we believe that it generally takes several years to improve a company and to realize its long-term value potential for shareholders. At times, it is possible to realize this value over a shorter period of time, and in other cases it takes longer. Many activists, including Barington, have longer holding periods and lower portfolio turnover than the average managed mutual fund.

With that said, we find the “short-term vs. long-term” arguments that are traditionally made by companies that are the focus of an activist campaign to be little more than a red herring. These companies have usually underperformed their peers and the market as a whole for a significant period of time, so often all they can do is promise rosier performance sometime in the distant future. The issue isn’t one of short-term vs. long-term, but which alternative - the path the company is currently on or the one being proposed by the activist - will likely lead to a higher value for shareholders.

13DM: Many have questioned how much influence one activist director could have on a board of 10+ directors. How have you had so much success with one or two board seats? Is there a concern that as an activist investor, the board will just “put you in a corner” and ignore your recommendations?

JM: We have always been able to be effective with only one or two board seats. I have sat on more than a dozen boards, and inevitably find that some of the incumbent directors already had concerns about the company, but for whatever reason were hesitant to speak up. It has been our experience that often all it takes is a new independent voice in the boardroom, willing to be appropriately outspoken if necessary, to create a catalyst for positive change.

13DM: Your most recent engagement is a proxy fight with Chico’s FAS Inc. Tell us a little bit about this situation.

JM: As frequent investors in retail and apparel companies, we have been following Chico’s for many years. We recently decided to begin making a sizable investment in the Company as we believe its common stock is significantly undervalued. The Company has three excellent brands - Chico’s, White House Black Market and Soma - and we are convinced that there is a lot that can be done to help the Company unlock its value potential. For starters, we noticed that while the Company has industry-leading store productivity and gross margins, it has below-average EBITDA margins due to excessive SG&A costs. We believe that the Company can easily address this by reducing its outsized corporate overhead by $50 million and its unusually high advertising expenditures by $50 million. We also think that the Company can improve its operating execution and profitability by decentralizing its operations, pushing management accountability to the brand level, improving its merchandising and accelerating the growth of its attractive Soma brand. With these and other changes, we believe the Company should be able to double its EPS over the next three years.

The Company has underperformed the market and its peers over the past 1, 3, 5 and 10-year periods. Given our successful track record in the retail and apparel space, we had hoped that the Company would welcome our involvement on the board. Unfortunately, after several months of engaging privately with the Company, it was clear to us that they did not. The nominating committee failed to interview me for a position on the Board and the new CEO ignored my invitation to meet. The good news is that the Company has been implementing many of the suggestions we have shared with them to date, and has been making the case that under its new CEO it will be ushering in “a new era of profitable growth and value creation” for shareholders. We certainly hope that this is the case. However, after interacting with what we believe is a very insular board that has overseen such a prolonged period of underperformance, we believe that there is too much at stake for shareholders to trust that the Company is finally on the right path. We have therefore nominated two shareholder-focused representatives for election to the Board - Janet Grove, the former Vice Chairman of Macy’s, and myself. Janet, who oversaw Macy’s Merchandising Group for years, has excellent operating and merchandising skills. We are confident that together we can help the Company unlock its value potential while ensuring that shareholder interests remain paramount in the Chico’s boardroom.

13DM: What do you think the biggest myth is about activist investing?

JM: I believe the greatest myth of activist investing is that it is an effective investment strategy in and of itself. We believe activism is an effective tool that can be used to help enhance long-term shareholder value. But successful activist investing always starts with identifying and investing in undervalued companies. It also requires a deep understanding of businesses and corporate strategy in order to develop effective plans to unlock a company’s value potential.

Item 2: The following materials were posted by Barington to www.barington.com/chicos.html:

BARINGTON
BARINGTON CAPITAL GROUP

July 21, 2016

About Our Nominees

Definitive Proxy Statement

June 13, 2016 Letter to Shareholders

June 2, 2016 Letter to the Board of Directors of Chico's FAS Inc.

May 24, 2016 Press Release

May 3, 2016 Letter to the Board of Directors of Chico's FAS Inc.

If you have any questions or require assistance voting your BLUE proxy card, please contact:

OKAPI PARTNERS

OKAPI PARTNERS LLC
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New York, New York 10036
Call Toll-Free: (877) 566-1922
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IMPORTANT INFORMATION

The Barington Group has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the "SEC") on June 13, 2016 to be used to solicit proxies in connection with the election of its nominees at the 2016 Annual Meeting of Shareholders of Chico's FAS Inc., a Florida corporation. Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF CHICO'S FAS INC. TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS. SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, BY CONTACTING BARINGTON'S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

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